Exhibit 99.1

FOR IMMEDIATE RELEASE                                              SYMBOL: PTNW
February 25, 2004                                                  TRADED: OTCBB

      PETCARE TELEVISION NETWORK, INC. ENGAGES H.C. WAINWRIGHT & CO., INC.
              AS INVESTMENT BANKER AND OBTAINS $1 MILLION FUNDING

TAMPA, FLORIDA - February 25, 2004 - PetCARE Television Network, Inc. ("PetCARE TV") [PTNW] announced today that it has engaged H. C. Wainwright & Co., Inc. ("HCW") as its investment banker and financial advisor. Founded in 1868, HCW is one of the oldest, private, independent investment banking firms in the United States. As a well-respected firm, HCW will support PetCARE TV with its strategic growth plans.

PetCARE TV also obtained a private funding of $1 million through the issuance of a Convertible Promissory Note ("Note") to a private investor, for which HCW served as placement agent.

Philip Cohen, PetCARE TV's President, stated, "We are extremely pleased to be associated with this prestigious firm. We intend to use the net proceeds of the Note to continue to implement our business plan, expand our subscriber base and programming, and launch into the international marketplace. HCW's expertise in the investment banking arena is just what we needed to complement the vision of our management team."

PetCARE TV provides educational programming focused on optimal healthcare for animal companions and is targeted to pet owners nationwide. PetCARE's programming, funded by commercial advertisers, is currently aired in almost 3,000 veterinary hospitals and is viewed by approximately 4 million pet owners each month. While pet owners are seated in their veterinarian's reception area, the PetCARE TV DVD is played, with an encouraging theme throughout each segment to "just ask" their veterinarian about current techniques, products and services available.

The programming is funded by commercial advertisers that are reviewed and approved by PetCARE TV's Veterinary Advisory Board, a distinguished group of veterinary professionals committed to providing quality educational, entertaining and encouraging veterinary health programming. PetCARE TV programming is obtained through an annual or three-year subscription, with programming DVDs shipped to the veterinary practice on a monthly basis, and a TV/DVD system included in the three-year plan.

The corporate offices of PetCARE TV are located at 8406 Benjamin Road, Suite C, Tampa, Florida 33634. Questions may be addressed to Teresa Bray, Vice President at (813) 888-7330. More information on PetCARE TV, its business model, and products can be found on its website: www.petcaretv.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of PetCARE TV. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Statements that are not historical facts, including statements about confidence, strategies and business expectations relating thereto are forward looking statements that involve risks and uncertainties that could significantly impact PetCARE TV. These include the factors that are discussed from time to time in PetCARE TV's filings with the Securities and Exchange Commission.

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